EXHIBIT 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS 2009 THIRD QUARTER

FINANCIAL RESULTS

Third Quarter Highlights:

•	Sales of ABRAXANE® Grows to $83 Million, Representing a 10 Percent Sequential Quarterly Increase

•	The Independent Data Monitoring Committee For the ABRAXANE Non-Small Cell Lung Cancer Phase lll Clinical Trial has Recommended the Trial Proceed to Completion without Changes to the Sample Size

•	The FDA has Granted ABRAXANE Orphan Drug Status For the Treatment of Pancreatic Cancer and Stage IIb-IV Melanoma

•	Pivotal Phase lll Clinical Trials in Non-Small Cell Lung Cancer, Pancreatic Cancer and Melanoma Continue to Move Forward

LOS ANGELES, Calif. — November 5, 2009 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported unaudited financial results for the third quarter ending September 30, 2009.

As of January 2, 2009, the company re-acquired the exclusive rights to market ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in the U.S. As a result, beginning in 2009, the company no longer recognizes deferred revenue related to the original co-promotion agreement.

Net revenue for the third quarter of 2009 was $96.6 million compared with $93.4 million for the third quarter of 2008. ABRAXANE revenue for the third quarter of 2009 was $82.9 million compared with $92.0 million for the same period in 2008, which included recognition of deferred revenue of $9.1 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from sales of ABRAXANE remained steady at $82.9 million for both the third quarter of 2009 and 2008. Other revenue for the third quarter of

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

2009 increased to $13.8 million from $1.3 million in the comparable period last year, primarily due to increased sales of raw material.

Gross profit for the third quarter of 2009 was $76.9 million, or 80 percent of net revenue, compared with $82.3 million, or 88 percent of net revenue, for the third quarter of 2008. Excluding the recognition of deferred revenue, gross margin for the third quarter of 2009 was 80 percent versus 87 percent for the same period in 2008. The decrease in gross margin was primarily due to an increase in the sales volume of lower margin products, a voluntarily initiated recall of certain lots of ABRAXANE and increased sales of ABRAXANE outside of the United States.

“We have ambitious plans for ABRAXANE and the nab® technology franchise and continue to optimize our global and U.S. commercial resources to support growth in our current markets as well as those we are targeting for 2010,” said Lonnie Moulder, President and Chief Executive Officer of Abraxis BioScience. “Additionally, we are advancing three pivotal Phase III studies for ABRAXANE, in non-small cell lung cancer, pancreatic cancer and melanoma, which could enable us to broaden the utility of this important oncology product. We have an exciting future before us as we continue to bring this important therapy to cancer patients worldwide.”

Research and development expense for the third quarter of 2009 was $51.0 million compared with $21.0 million for the same period in 2008. The majority of the increase was due to additional spending on Phase III clinical trials for non-small cell lung cancer, pancreatic cancer and melanoma. The remainder of the increase was primarily attributable to investments in early stage discovery and other research and development projects.

Selling, general and administrative (SG&A) expenses for the third quarter of 2009 were $58.0 million versus $56.3 million for the same period in 2008. The re-acquisition of ABRAXANE marketing rights in the U.S. yielded savings due to the elimination of commission payments. These savings were primarily offset by increased investment in the global expansion of ABRAXANE primarily in China and the European Union, and increased spending on U.S. sales and marketing.

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

On a GAAP basis, net loss for common shareholders for the third quarter of 2009 was $37.7 million, or $0.94 per share, compared with net loss for common shareholders of $15.1 million, or $0.38 per share, for the third quarter of 2008.

Adjusted net loss for common shareholders for the third quarter of 2009 was $24.2 million, or $0.60 per share, compared to adjusted net income for common shareholders of $10.5 million, or $0.26 per share, for the third quarter of the prior year. Adjusted net (loss) income for common shareholders excludes amortization of acquired intangible assets, litigation costs, acquired in-process research and development, impairment charge, realized loss on marketable securities and non-cash stock-based compensation expense.

(Reconciliation tables are provided below)

Financial Results: Nine Months Ended September 30, 2009

Net revenue for the first nine months of 2009 was $254.3 million compared with $253.1 million for the same period of 2008. ABRAXANE revenue for the first nine months of 2009 was $228.6 million compared with $245.8 million for the same period in 2008, which included recognition of deferred revenue of $27.3 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from the sales of ABRAXANE for the first nine months of 2009 grew $10.1 million, or 5 percent, to $228.6 million compared with $218.5 million for the same period in 2008. Incremental revenue from the continued global expansion into China, Australia, and European markets, as well as a higher average net selling price in the United States, contributed to the increase in revenue compared to the prior year.

Other revenue for the first nine months of 2009 increased to $25.7 million from $7.3 million in the comparable period last year, primarily due to raw materials sales beginning in the second quarter of 2009.

Gross profit for the first nine months of 2009 was $210.9 million, or 83 percent of net revenue, compared with $223.5 million, or 88 percent of net revenue, for the comparable period of 2008. Excluding the recognition of deferred revenue, gross margin for the first nine months of 2009 was 83 percent versus 87 percent for the same period in 2008. The decrease in gross margin was primarily due to an increase in the sales volume of lower

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

margin products, a voluntarily initiated recall of certain lots of ABRAXANE and increased sales of ABRAXANE outside of the United States.

Research and development expense for the first nine months of 2009 was $122.8 million compared with $61.3 million for the same period in 2008. An increase in spending on Phase III clinical trials for non-small cell lung cancer, pancreatic cancer and melanoma accounted for approximately 50% of the increase in R&D expense. The remainder of the increase is primarily attributable to investments in early stage discovery and other research and development projects.

Selling, general and administrative (SG&A) expenses for the first nine months of 2009 were $150.7 million versus $157.3 million for the same period in 2008. The reacquisition of ABRAXANE marketing rights in the U.S. yielded savings due to elimination of commission payments. These savings were primarily offset by increased investment in the global expansion of ABRAXANE primarily in China and the European Union, and increased spending on U.S. sales and marketing.

On a GAAP basis, net loss for common shareholders for the first nine months of 2009 was $84.1 million, or $2.10 per share, compared with net loss for common shareholders of $94.9 million, or $2.37 per share, for the first nine months of 2008. Adjusted net loss for common shareholders for the first nine months of 2009 was $39.9 million, or $1.00 per share, compared to adjusted net income for common shareholders of $28.7 million, or $0.71 per share, for the first nine months of the prior year.

Recent Company Highlights

•

According to IntrinsiQ data for September 2009, in all lines of metastatic breast cancer (MBC), ABRAXANE use has increased for two consecutive quarters from 34.8 percent to 36.7 percent of the taxane market. On a rolling 12-month basis, the ABRAXANE share of the total MBC taxane market was 31.7 percent. In second line + MBC, ABRAXANE has increased for two consecutive quarters from 42.6 percent to 46.2 percent. ABRAXANE continues to be a leader in the taxane market in the third line + setting of the MBC market with a 51 percent market share.

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

•	The company has targeted the previously announced spin-off of Abraxis Health to occur during the first quarter of 2010.

•

The Independent Data Monitoring Committee for the Phase lll clinical trial with ABRAXANE in NSCLC, recently notified the company that it recommends the trial proceed to completion as per the current protocol without changes to the sample size.

•

Abraxis BioScience was recently notified that the FDA’s Office of Orphan Products Development (OOPD) has granted ABRAXANE with orphan drug status in the treatment of pancreatic cancer and melanoma stage IIb-IV.

Conference Call Information

On Thursday, November 5, 2009, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for the third quarter of 2009. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both Web sites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net (loss) income for common shareholders and adjusted net (loss) income per common share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net loss to adjusted net (loss) income for common shareholders for the three and nine months ended September 30, 2009 and 2008 is included with this news release.

About ABRAXANE®

ABRAXANE® is a solvent-free chemotherapy treatment option for metastatic breast cancer which was developed using Abraxis BioScience’s proprietary nab® technology platform. This protein-bound chemotherapy agent combines paclitaxel with albumin, a naturally-occurring human protein. By wrapping the albumin around the active drug, ABRAXANE can be administered to patients at higher doses, delivering higher concentrations of paclitaxel to the tumor site than solvent-based paclitaxel. ABRAXANE is currently in various stages of

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

investigation for the treatment of the following cancers: expanded applications for metastatic breast, non-small cell lung, malignant melanoma and pancreatic.

The U.S. Food and Drug Administration approved ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE®), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 38 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the global commercialization of ABRAXANE. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab® technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the

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Abraxis BioScience, Inc.

2009 Third Quarter Financial Results

manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Contacts:

Investors and Media Inquiries:
Maili Bergman	Rob Whetstone
Director Investor Relations & Corporate Communications	PondelWilkinson Inc.
310.883.1300	310.279.5963
investorrelations@abraxisbio.com

Financial Tables Follow

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Abraxis BioScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Abraxane revenue	$82,854	$92,045	$228,627	$245,810
Other revenue	13,774	1,336	25,712	7,335

Net revenue	96,628	93,381	254,339	253,145
Cost of sales	19,714	11,128	43,457	29,680

Gross profit	76,914	82,253	210,882	223,465

Operating expenses
Research and development	51,030	21,015	122,772	61,325
Selling, general and administrative	58,013	56,273	150,708	157,313
Litigation costs	—	221	—	57,609
Acquired in-process research and development	—	—	—	13,900
Impairment charge	—	9,214	—	9,214
Amortization of intangible assets	9,952	9,872	29,859	29,483
Equity in net income loss of Drug Source Co, LLC	(1,090)	(469)	(2,450)	(245)

Total operating expenses	117,905	96,126	300,889	328,599

Loss from operations	(40,991)	(13,873)	(90,007)	(105,134)
Interest income	614	4,274	2,501	15,385
Other income (expenses)	743	(5,481)	240	(4,941)

Loss before income taxes	(39,634)	(15,080)	(87,266)	(94,690)
(Benefit) provision for income taxes	(1,590)	(21)	(1,641)	203

Net loss	$(38,044)	$(15,059)	$(85,625)	$(94,893)

Net loss for non-controlling interests	(330)	—	(1,557)	—

Net loss for common shareholders	$(37,714)	$(15,059)	$(84,068)	$(94,893)

Basic and diluted net loss per common share	$(0.94)	$(0.38)	$(2.10)	$(2.37)

Basic and diluted weighted average common shares outstanding	40,100	40,048	40,098	40,021

The composition of stock-based compensation included above is as follows:
Cost of sales	$61	$108	$251	$273
Research and development	1,333	555	3,618	2,954
Selling, general and administrative	2,148	1,342	7,451	5,881

Total stock-based compensation	$3,542	$2,005	$11,320	$9,108

Selected ratios as a percentage of net revenue:
Gross profit	79.6%	88.1%	82.9%	88.3%
Research and development	52.8%	22.5%	48.3%	24.2%
Selling, general and administrative	60.0%	60.3%	59.3%	62.1%

Abraxis BioScience, Inc.

GAAP Net Loss to Adjusted Net Income (Loss) for Common Shareholders and Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share are defined as net loss for common shareholders and net loss per common share, respectively, in each case excluding amortization of intangible assets, litigation costs, acquired in-process research and development, impairment charge, realized loss on marketable securities and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures below may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net loss and net loss per common share to adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share for each of the three and nine months ended September 30, 2009 and 2008 is below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net loss for common shareholders	$(37,714)	$(15,059)	$(84,068)	$(94,893)
Amortization of intangible assets	9,952	9,872	29,859	29,483
Litigation costs (a)	—	221	—	57,609
Acquired in-process research and development (b)	—	—	—	13,900
Impairment charge (c)	—	9,214	—	9,214
Realized loss on marketable securities (d)	—	4,247	2,944	4,247
Stock compensation expense	3,542	2,005	11,320	9,108

Adjusted net (loss) income for common shareholders	$(24,220)	$10,500	$(39,945)	$28,668

Adjusted net (loss) income per common share	$(0.60)	$0.26	$(1.00)	$0.71

Weighted average common diluted shares outstanding (e)	40,100	40,309	40,098	40,247

Net loss per common share	$(0.94)	$(0.38)	$(2.10)	$(2.37)
Amortization of intangible assets	0.25	0.25	0.75	0.74
Litigation costs (a)	—	0.01	—	1.44
Acquired in-process research and development (b)	—	—	—	0.34
Impairment charge (c)	—	0.23	—	0.23
Realized loss on marketable securities (d)	—	0.10	0.07	0.10
Stock compensation expense	0.09	0.05	0.28	0.23

Adjusted net (loss) income per common share	$(0.60)	$0.26	$(1.00)	$0.71

(a) In 2008, we accrued $57.6 million for a litigation matter, which we will appeal.

(b) Represents in-process research and development projects expensed in connection with the acquisition of Shimoda Biotech and Platco Technologies in April 2008.

(c) As a result of an anticipated sale of property, plant and equipment, we recorded an asset impairment charge totaling $9.2 million during the three months ended September 30, 2008. In March 2009, we sold the shares of our subsidiary, which held the property, plant and equipment.

(d) Represents write-down of marketable securities whose decline in values were determined to be other than temporary.

(e) Because there is adjusted net income for common shareholders in 2008, the calculation of weighted average common diluted shares includes potentially dilutive common shares of 261,000 and 226,000 for the three and nine months ended September 30, 2008, respectively.

Abraxis BioScience, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$188,287	$306,390
Cash collateral for reacquisition agreement	—	300,631
Accounts receivable, net of chargebacks	47,930	37,011
Related party receivable	2,184	1,915
Inventories	50,951	63,506
Prepaid expenses and other current assets	48,179	33,795
Deferred income taxes	64,882	65,585

Total current assets	402,413	808,833
Property, plant and equipment, net	239,585	166,720
Investment in Drug Source Company, LLC	12,633	10,183
Intangible assets, net of accumulated amortization	155,111	175,291
Goodwill	241,361	241,361
Other non-current assets	51,349	36,196

Total assets	$1,102,452	$1,438,584

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$20,864	$39,142
Accrued liabilities	79,998	53,020
Accrued litigation costs	57,711	57,635
Reacquisition payable	—	268,000
Income taxes payable	567	679
Deferred revenue	3,141	4,209

Total current liabilities	162,281	422,685

Deferred income taxes, non-current	66,686	62,685
Long-term portion of deferred revenue	5,652	8,223
Other non-current liabilities	8,821	15,519

Total liabilities	243,440	509,112

Equity:
Stockholders' equity
Common stock	40	40
Additional paid-in capital	1,209,680	1,203,092
Accumulated deficit	(356,757)	(272,689)
Accumulated other comprehensive income (loss)	2,451	(971)

Total stockholders' equity	855,414	929,472
Non-controlling interest	3,598	—

Total equity	859,012	929,472

Total liabilities and equity	$1,102,452	$1,438,584